EXHIBIT 99.1

Rockwell Collins announces executive appointments

CEDAR RAPIDS, Iowa (October 02, 2006) - Rockwell Collins (NYSE:COL) announces the retirement of Bob Chiusano, Executive Vice President & Chief Operating Officer of Commercial Systems at the end of this calendar year.  Kelly Ortberg, Vice President and General Manager of Air Transport Systems, has been appointed to succeed Chiusano.

"Throughout his 28 years of service to this company, Bob has provided exceptional leadership for both our commercial and government businesses," said Rockwell Collins Chairman President and CEO Clay Jones.  "Under his direction Commercial Systems has delivered another outstanding year, serving our customers and generating superior financial results."

"At the same time, we are fortunate that all of the individuals we've identified through our succession planning process bring proven leadership to these roles."

As Executive Vice President & Chief Operating Officer of Commercial Systems, Ortberg will be responsible for the company's aviation electronics, communications and cabin systems for the air transport, business aviation and regional airline markets.  Ortberg has almost 20 years of experience with Rockwell Collins in both the commercial and government businesses.  Prior to his current role he served as Vice President and General Manager, Communication Systems in Government Systems.

Jeff Standerski will replace Ortberg as Vice President and General Manager of Air Transport Systems.  He currently serves as Vice President of Strategy for Commercial Systems.  Standerski has 17 years of service with Rockwell Collins, and previously served as Senior Director, Advanced Communication Applications in Government Systems.

"Our services business also continues to be a major contributor to our company's growth, particularly in the areas of simulation and training, and we are implementing changes to recognize the importance of Rockwell Collins Services to our continued success," added Jones.

As a result, Kent Statler has been appointed Executive Vice President of Rockwell Collins Services.  In October 2005, Statler assumed leadership of Rockwell Collins Services, as Senior Vice President and General Manager.  He leads the company's growing global services business, including Maintenance Operations, Material Operations, Aftermarket Operations and Simulation & Training Solutions.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications and information management is strengthened by 17,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

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Media Contact:	Investor Contact:

Nancy Welsh	Dan Crookshank
319.431.3105	319.295.7575
nkwelsh@rockwellcollins.com	investorrelations@rockwellcollins.com